Exhibit 10.9

EXCLUSIVE SERVICE AGREEMENT

THIS EXCLUSIVE SERVICE AGREEMENT, including all appendices hereto and as may be amended from time to time (this “Agreement”), is made and entered into effective as of the 19th day of December, 2014 (the “Effective Date”), by and between Howmedica Osteonics Corp., also referred to as Stryker Orthopaedics (“Stryker”), a New Jersey corporation, having a place of business at 325 Corporate Drive, Mahwah, New Jersey 07430 and Osiris Therapeutics, Inc. (“Osiris”), a Maryland corporation, having a place of business at 7015 Albert Einstein Drive, Columbia, Maryland 21046.  Stryker and Osiris are sometimes referred to herein, individually, as a “Party” and, collectively, as the “Parties.”

WHEREAS, Osiris develops, processes and distributes human tissue allografts for medical use, including its proprietary OvationOS® viable bone matrix allograft;

WHEREAS, Stryker, together with its Affiliates (as defined below), develops, manufactures, distributes and sells a wide range of medical technology products and services, including products and services for use in orthopaedic surgery; and

WHEREAS, Osiris wishes to appoint Stryker as its exclusive (to the extent provided below), worldwide marketer and promoter of the Allograft Services (as defined below), and Stryker wishes to accept such appointment, all subject to and in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows.

ARTICLE I
CERTAIN DEFINITIONS

1.1          “Act” means the United States Federal Food, Drug and Cosmetic Act, as amended to date and as may be further amended from time to time during the Term, and the regulations promulgated with respect thereto.

1.2          “Affiliate” means, with respect to any particular Person, any other Person controlling, controlled by or under common control with such Person.  For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and such “control” will be presumed if any Person owns 50% or more of the voting capital stock or other ownership interests, directly or indirectly, of any other Person.

1.3          “Allograft” means:  (i) Osiris’s OvationOS® viable bone matrix allografts and (ii) any extensions, improvements and next generation versions of and other modifications to any such allograft for use in the Field of Use, whether or not provided under the OvationOS® name, and whether or not acquired, processed, preserved, controlled, stored, transported, or distributed in the same manner as OvationOS®.

1.4          “Allograft Services” means the acquisition, processing, preservation, quality control, storage, transportation, and distribution of the Allografts.

1.5          “Bio4 Mark” means any Mark that incorporates the term “Bio4” or any other term that is confusingly similar to or derived from the term “Bio4.”

1.6          “Change of Control” means, with respect to a Party, the consummation of any transaction or series of related transactions that result in: (i) the direct or indirect acquisition of more than fifty percent (50%) of any class of equity securities of a Party (or of any Affiliate that directly or indirectly controls such Party), (ii) the direct or indirect acquisition of all or substantially all assets of a Party (or of any Affiliate that directly or indirectly

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controls such Party), (iii) the direct or indirect acquisition of all or substantially all assets of any line of business (which is materially related to this Agreement) of such Party (or of any of its Affiliates) or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving such Party (or any Affiliate that directly or indirectly controls such Party) that if consummated would result in a Person or “group” (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) beneficially owning more than fifty percent (50%) of any class of equity securities of such Party (or of any Affiliate that directly or indirectly controls such Party).

1.7          “Confidential Information” means any and all proprietary and/or confidential information of a Party or any of its Affiliates (the “Disclosing Party”) including trade secrets, technical information, intellectual property, business information, sales information, inventions, developments, discoveries, know-how, methods, techniques, data, processes, and other information) that the other Party (the “Receiving Party”) has access to or receives in connection with this Agreement, whether furnished in any form, including written, verbal, visual, electronic or in any other media or manner.  Notwithstanding the foregoing, “Confidential Information” does not include any information that is:  (i) rightfully known to the Receiving Party prior to receipt from the Disclosing Party, and not subject to any obligation of confidentiality; (ii) rightfully obtained from a third party authorized to make such a disclosure, and not subject to any obligation of confidentiality; (iii) independently developed by the Receiving Party; (iv) available to the public without restrictions or (v) approved for disclosure with the prior, written approval of the Disclosing Party.  The Receiving Party shall not be relieved of its obligations as to any Confidential Information which is specific, merely because such specific Confidential Information is contained in general information falling within one or more of the above categories.

1.8          “Copyrights” shall mean any and all rights in and to works of authorship and rights associated with works of authorship subject to protection under copyright law, whether or not registered, throughout the world, including without limitation:  (i) copyrights, rights in and to copyright applications, and copyright registrations issued or filed throughout the world; and (ii) Moral Rights.

1.9          “Customer” means any purchaser of the Allograft Services.

1.10        “Exclusivity Period” means the Initial Exclusivity Period and any Extended Exclusivity Period.

1.11        “Extended Exclusivity Period” means, to the extent Stryker elects to extend the exclusive rights granted to it under this Agreement in accordance with Section 2.3(b) below, the period that begins upon expiration of the Initial Exclusivity Period and ends four (4) years thereafter (or, if earlier, on the effective date of any earlier termination of this Agreement).

1.12        “FDA” means the United States Food and Drug Administration, or any successor agency having the same or similar authority.

1.13        “Field of Use” means all surgical applications, including spine surgery, trauma surgery, extremity surgery, cranial surgery and foot and ankle surgery, and all of their respective osteogenic applications.

1.14        “First Commercial Sale Date” means the date of the first Service Order for Allograft Services.

1.15        “Initial Exclusivity Period” means the period that begins on the First Commercial Sale Date and ends four (4) years thereafter (or, if earlier, on the effective date of any earlier termination of this Agreement).

1.16        “Initial Payment Trigger Date” means the date on which Osiris provides Stryker with a copy of a fully-executed agreement between Osiris and NuVasive, Inc. (“NuVasive”), in a form reasonably acceptable to Stryker (and Stryker agrees not to unreasonably withhold, condition, or delay acceptance of the same), which agreement (the “NuVasive — Osiris Agreement”) contains terms and conditions that are consistent in all material respects with the proposed terms and conditions set forth in that certain “Term Sheet — Covenant Not to Sue” between NuVasive and Osiris dated December 18, 2014.

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1.17        “Intellectual Property Rights” shall mean and include any and all procedures, processes, designs, discoveries, Know-how, Patents, Marks, Copyrights, trade secrets, computer programs (in source code and object code form), flow charts, algorithms, formulae, enhancements, updates, modifications, translations, adaptations, Confidential Information, Specifications, process technology, manufacturing requirements, quality control standards, designs and design rights, customer relationships, distributor networks, covenants not to compete and supply chain information systems, whether registered or unregistered.

1.18        “Know-how” shall mean and include technical knowledge, expertise, practice, proprietary rights, patented or unpatented inventions, trade secrets, surgical and other techniques and procedures, analytical and clinical methodologies, clinical data and/or other experience in tangible or intangible form.

1.19        “Law” means any law, common law, statute, code, ordinance, regulation or rule of any governmental authority.

1.20        “Marks” shall mean and include those trademarks, brand names, trade names, trade dress, logos, slogans, service marks, domain names, copyrights, pictorial depictions or symbols intended to indicate the origin of goods or services, other branding and similar designations, anywhere in the world, whether registered or unregistered, and all applications and registrations related thereto.

1.21        “Moral Rights” shall mean any and all rights to claim authorship to, to be named as the author of or to publish a copyright protected work, to revoke or to object to any distortion, mutilation, or other derogatory action or modification in relation to such work, whether or not the copyright under such work is registered, whether or not such would be prejudicial to the author’s reputation, and any similar right existing under common or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

1.22        “Minimum Average Service Fee” or “Minimum ASF” means [***] for Allograft Services (including any related shipping costs) provided per cubic centimeter of Allograft, or such other amount as is determined by the JSC pursuant to Section 3.2(a).

1.23        “NOTA” means the National Organ Transplant Act of 1984 (Pub. L. No. 98-507, 98 Stat. 2339, codified at 42 U.S.C. §§273 to 274e).

1.24        “Osiris Domain Names” means OvationOS.com and any other domain name registrations used prior to the Effective Date in connection with any Allograft or Allograft Services.  For the avoidance of doubt, Osiris Domain Names does not include Osiris.com or Osiris.net.

1.25        “Osiris Marks” means OvationOS® and any other Mark used prior to the Effective Date in connection with any Allograft or Allograft Services.  For the avoidance of doubt, the Osiris Marks shall not include any of the Bio4 Marks.

1.26        “Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or governmental entity (whether foreign, federal, state, county, city or otherwise and including any instrumentality, division, agency or department thereof).

1.27        “Revenue” means, with respect to a given period, the total amount of Customer Fees invoiced by Stryker during such period.

1.28        “Stryker Services” means the commercialization, billing and collections services provided by Stryker under this Agreement with respect to the Allograft Services.

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1.29        “Territory” means the entire world.

1.30        Additional Definitions. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
AATB	9.2
Actual Revenue	5.6(i)
Administration Fees	6.4(b)
Aggregate Fees Charged	5.4(a)
Aggregate Quantity	5.4(a)
Agreement	Preamble
Average Service Fee	5.4(a)
Bio[4] Domain Names	2.4(a)
Claims	14.1
Commissions	6.4(a)
Consignment Terms	5.2
Customer Fees	5.8
Customer Return	5.9(c)
Effective Date	Preamble
Exclusivity Fee Refund	8.4(b)
Extended Exclusivity Fee	6.2
Extension Term	8.1(c)
Initial Exclusivity Fee	6.1
JSC	3.1
Losses	14.1
Lost Revenue	5.6
Non-Exclusive Extension Fee	6.3
Transaction Notice	7.1
Osiris	Preamble
Osiris Change of Control	8.4
Osiris Indemnitee	14.1
Osiris Promotional Materials	4.1(b)
Parties	Preamble
Party	Preamble
Payment Date	5.9(a)
Post-Termination Payment	8.4(c)
Quality Agreement	9.6
RA#	5.10
Review Period	7.1
Rolling Forecast	5.1
Scientific Strategy	3.2(b)
Scientific Strategy Costs	4.3
Sell-Off Period	8.8(c)
Service Order	5.3
Study Results	4.3(a)
Stryker	Preamble
Stryker Change of Control	8.5
Stryker Indemnitee	14.1
Subcontractor	2.2
Supply Failure	5.6
Supply Failure Payments	6.5
Supply Failure Trigger	5.6
Term	8.1(c)

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Term	Section
Third Party Claims	14.1
Transferring Party	15.2

ARTICLE II
APPOINTMENT OF STRYKER; EXCLUSIVITY

2.1          Appointment of Stryker.  Osiris hereby appoints Stryker as the exclusive (to the extent provided in Section 2.3 below) marketer and promoter of the Allograft Services for the Field of Use in the Territory during the Term (and, thereafter, on a non-exclusive basis during any Sell-Off Period).

2.2          Subcontractors; Affiliates.  Stryker may appoint any third party agents, distributors, co-promotion partners or other third parties to assist Stryker in the marketing and promotion of the Allograft Services and/or the provision of the Stryker Services (each, a “Subcontractor”).  Any Affiliate of Stryker may exercise any of Stryker’s rights under this Agreement.  Stryker will be responsible for the performance of any of its Subcontractors and Affiliates under this Agreement, and will ensure that the rights granted to each Subcontractor or Affiliate (i) do not conflict with the provisions of this Agreement and (ii) are in compliance with applicable Law.

2.3          Exclusivity; Extended Exclusivity Period; Non-Exclusivity Period.

(a)                           Exclusivity.  During the Exclusivity Period, neither Osiris nor any of its Affiliates will (nor will any of them appoint or permit any other Person to) directly or indirectly promote, market, sell or distribute (other than through Stryker in accordance with this Agreement) any Allograft or Allograft Services to any Person in the Territory for use in the Field of Use.  Osiris retains the right to present and inform (but not sell or distribute) regarding the Allografts in the Field of Use, through Osiris corporate reports and scientific presentations.  With respect to scientific presentations, Osiris agrees to submit the proposed manuscript to Stryker for review and comment reasonably in advance of the proposed presentation and agrees to take into account any reasonable comments provided by Stryker with respect to the presentation.

(b)                           Extended Exclusivity Period.  At the end of the Initial Exclusivity Period, Stryker, at its sole option, may elect to continue the exclusive rights granted to Stryker under this Agreement for the Extended Exclusivity Period, by paying Osiris the Extended Exclusivity Fee (as determined pursuant to Section 6.2), if any, on or before the last day of the Initial Exclusivity Period.

(c)                            Non-Exclusive Extension.  At the end of the Initial Exclusivity Period, if Stryker does not elect to extend the exclusive rights granted to Stryker under this Agreement in accordance with Section 2.3(b), then Stryker may, at its sole option, extend the Term on a non-exclusive basis for a period of two (2) years from the end of the Initial Exclusivity Period, by paying Osiris the Non-Exclusive Extension Fee (as determined pursuant to Section 6.3), if any, on or before the last day of the Initial Exclusivity Period.  In the event Stryker elects to extend the Term on a non-exclusive basis, Sections 2.1, 2.4, and 4.1 will become non-exclusive and the following terms in this Agreement will no longer apply: Section 2.3, Section 2.4(c), Section 5.6, Section 7.1 and Section 8.4.

(d)                           Termination of Agreement.  If at the end of the Initial Exclusivity Period, Stryker neither elects to extend the Exclusivity Period pursuant to Section 2.3(b) nor elects to extend the Term on a non-exclusive basis pursuant to Section 2.3(c), then this Agreement shall automatically terminate, with such termination effective as of the end of the Initial Exclusivity Period; provided, however, that if the Revenue for the Initial Exclusivity Period is less than [***], then, without limiting Stryker’s right to receive any applicable Supply Failure Payment under Section 6.5, Stryker will pay Osiris a

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termination fee equal to One Million Five Hundred Thousand U.S. Dollars ($1,500,000) for every [***] by which the Revenue for the Initial Exclusivity Period is below [***].

(e)                            Notice to Osiris.  Stryker will notify Osiris in writing at least ninety (90) days before the end of the Initial Exclusivity Period as to whether Stryker will elect to proceed under Section 2.3(b), Section 2.3(c) or Section 2.3(d).

2.4          Bio4 Marks and Bio4 Domain Names; Osiris Marks and Osiris Domain Names.

(a)                           Bio4 Marks and Bio4 Domain Names.  Osiris acknowledges that Stryker intends to use the Bio4 Marks in connection with the Allografts and Allograft Services in lieu of any of the Osiris Marks.  Stryker will, in its sole discretion, file and prosecute a trademark application with the United States Patent and Trademark Office for the Bio4 Mark.  In addition, Stryker may register, and operate websites located at, domain names that incorporate any of the Bio4 Marks for the purposes of promoting the Allograft Services (the “Bio4 Domain Names”).  Stryker will own all rights to the Bio4 Marks and any registrations for the Bio4 Domain Names and all goodwill established thereunder shall inure solely to the benefit of Stryker; provided, however, that following any expiration or termination of this Agreement and the Sell-Off Period, (i) Stryker will promptly discontinue use of the Bio4 Marks and the Bio4 Domain Names and (ii) thereafter, neither Party (or any of their respective Affiliates) shall use or permit any Third Party to use any of the Bio4 Marks or Bio4 Domain Names.

(b)                           License to Osiris Marks.  Osiris hereby grants Stryker a royalty-free, fully paid-up, transferable (to the extent provided in Section 15.2), license during the Term and any Sell-Off Period in the Territory for the use in the Field of Use, with the right to grant sublicenses to Subcontractors and Affiliates pursuant to Section 2.2, to use the Osiris Marks in Stryker’s promotional materials, on Stryker’s and its Affiliates’ websites, and otherwise in connection with the marketing and promotion of the Allograft Services and Stryker’s and its Subcontractors’ and Affiliates’ other activities under this Agreement with respect to the Allograft Services, all on the terms and conditions as approved in advance in writing by the JSC or otherwise approved by Osiris (such approval not to be unreasonably withheld); provided, however, that:  (i) any proposed usage of the Osiris Marks that is submitted by Stryker to Osiris for approval will be deemed to be approved unless Osiris provides Stryker with written notice of its disapproval of such proposed usage within ten (10) business days after the date on which such proposed usage was submitted to Osiris for approval and (ii) no approval shall be required for a proposed usage of the Osiris Marks that is substantially similar to a proposed usage of the Osiris Marks that was previously approved (or deemed approved) by Osiris.  Stryker is under no obligation to use the Osiris Marks.  To the extent Stryker does use any of the Osiris Marks, Stryker will use the Osiris Marks solely to promote, market, sell and distribute Allograft Services during the Term and any Sell-Off Period in the Field of Use, and will not use the Osiris Marks for any other purposes.  The foregoing license:  (i) during the Exclusivity Period, shall be exclusive for use in the Field of Use (even as to Osiris), except with regard to (A) the Osiris name and trade dress and (B) Osiris’s use of the Osiris Marks to perform its obligations under this Agreement, and (ii) shall be non-exclusive in all other respects.  Any use of the Osiris Marks by Stryker will be in accordance with trademark usage guidelines reasonably specified by Osiris.  Any goodwill arising from the use of the Osiris Marks shall inure to the benefit of Osiris.

(c)                            Osiris Domain Names.  During the Term, Stryker and its Affiliates shall have the right to register, and operate websites located at, the Osiris Domain Names for the purposes of promoting the Allograft Services.  To enable Stryker to exercise the foregoing rights, during the Term, Osiris will provide Stryker and its Affiliates with full administrative control of the OvationOS.com domain name and any other Osiris Domain Names that are registered in the name of Osiris or any of its Affiliates.

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ARTICLE III
JOINT STEERING COMMITTEE

3.1          Composition and Meetings of the JSC.  Promptly after the Effective Date, the Parties will establish a joint steering committee (the “JSC”) to serve as a forum for consultation and decision-making with regard to certain strategic decisions regarding the marketing and commercialization of the Allograft Services, as set forth in Section 3.2 below.

(a)                           The JSC shall be comprised of three (3) representatives designated by Stryker and three (3) representatives designated by Osiris.  Each Party shall be free to replace any of its representatives to the JSC with a new representative, upon prior, written notice to the other Party (which notice may be provided by email).

(b)                           The JSC shall meet in-person or by teleconference, on a calendar quarter basis (or on such other frequency as is agreed to by the Parties), on such dates and at such times as the Parties shall agree.  In the event the JSC meets in person, the venue of such meetings shall alternate between each Party’s facilities in the United States.  The JSC will be co-chaired by one (1) representative from each Party.  The co-chairs shall be responsible for calling and leading meetings of the JSC, and the secretary of the JSC, shall be responsible for generating and circulating minutes of the meetings of the JSC within two (2) weeks following each such meeting.  Such minutes shall be approved or otherwise finalized by the JSC promptly thereafter or at the following JSC meeting.  Each Party shall be solely responsible for all travel and related costs for its representatives to attend meetings of, and otherwise participate in, meetings of the JSC.

(c)                            A quorum for a meeting of the JSC shall require the presence of at least two (2) Stryker representatives and at least two (2) Osiris representatives.  All JSC decisions will be made by unanimous consent, with each Party having one (1) vote.  If the JSC is unable to decide or resolve any matter properly presented to it for action, then each Party will refer the issue to a designated member of its senior management for further review in an attempt to resolve the issue.

(d)                           The Parties acknowledge and agree that the JSC shall not have the power to amend any of the terms or conditions of this Agreement other than by mutual written agreement of authorized representatives of each Party.

3.2          Responsibilities of the JSC.  The JSC shall have the following powers and duties:

(a)                           to review the Minimum ASF on an annual basis and make any changes to the Minimum ASF as are agreed to by both Parties in writing;

(b)                           subject to Section 4.3, to discuss, agree upon and oversee the execution of a pre-clinical and/or clinical strategy for the Allografts, with the goal of generating evidence to support market differentiation for the Allografts (the “Scientific Strategy”), and agree upon the budget for executing the Scientific Strategy; and

(c)                            to discuss and review such other matters related to this Agreement as may be referred to the JSC by the Parties from time to time.

ARTICLE IV
MARKETING

4.1          Generally.  Except as expressly provided in the next sentence with respect to regulatory compliance matters, Stryker shall have sole primary decision-making authority with respect to all operational and other decisions related to the marketing and promotion of the Allograft Services, including decisions regarding the amount and allocation of sales force resources, market segment focus, and promotional activities.  Stryker agrees to provide Osiris with reasonable advance notice of marketing and promotional materials (both written and for presentations) which relate to the Allograft Services, to permit Osiris an opportunity to review for accuracy and

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completeness and have the final decision regarding all regulatory compliance matters with respect to such marketing and promotional materials; provided, however, that:  (i) Osiris will not unreasonably withhold any approval of such marketing and promotional materials; (ii) any such marketing and promotional materials that are submitted by Stryker to Osiris for approval will be deemed to be approved unless Osiris provides Stryker with written notice of its disapproval of such proposed usage within ten (10) business days after the date on which such proposed materials were submitted to Osiris for approval and (iii) no approval shall be required for marketing and promotional materials that are substantially similar to marketing and promotional materials that were previously approved (or deemed approved) by Osiris.  Stryker also agrees to use commercially reasonable efforts to continue to support Osiris’s existing customer base for the OvationOS product, by providing Allograft Services and Allografts on Stryker’s standard commercial terms to such customers for a period not to exceed sixty (60) days from the Effective Date.  Notwithstanding anything to the contrary, Stryker shall have no obligation to use any minimum degree of efforts with respect to the marketing and promotion of the Allograft Services or to generate a minimum quantity of sales of Allograft Services.  During a period not to exceed sixty (60) days from the Effective Date, Stryker agrees that Osiris may wind down the operations of its existing sales force for the OvationOS product.

4.2          Osiris Sales Support.

(a)                           Sales Training Support.  Osiris will provide Stryker with commercially reasonable support in connection with the training of Stryker’s sales force with respect to the Allografts and the Allograft Services.  Such support shall include:  (i) the provision of appropriate sales training materials to Stryker and (ii) the attendance and participation by a qualified Osiris representative as is agreed upon by the Parties (x) at training meetings for Stryker medical and marketing personnel and sales representatives for launch of the Allograft Services, (y) at Stryker’s national sales meetings and large regional sales training and marketing meetings at Stryker’s reasonable request and (z) for specific engagements with Customers at Stryker’s reasonable request.

(b)                           Promotional Materials.  Osiris will provide Stryker with copies of all promotional materials, clinical study results, pre-clinical study, results, journal reprints and other information and materials reasonably related to the Allograft that are in the possession or control of Osiris and which may be useful for the marketing and promotion of the Allograft Services in the Territory (“Osiris Promotional Materials”).  Osiris Promotional Materials do not include, for example, materials primarily designed to convey information regarding the methods, testing, or processes utilized in the manufacture of the Allografts.  For avoidance of doubt, Stryker may use, copy and distribute any Osiris Promotional Materials in the form in which they are provided by Osiris and may modify Osiris Promotional Materials for Stryker’s use and/or may create and produce its own promotional materials independent of Osiris Promotional Materials for the marketing and promotion of the Allograft Services, subject to Osiris’s right of review and approval, as provided in Section 4.1 above.

(c)                            Samples.  Osiris will provide Stryker with Allograft samples that are not intended for clinical use, for use by Stryker’s sales force in their promotional activities related to the Allograft Services.  Osiris will provide Stryker with an initial quantity of [***] units of Allograft samples prior to launch of the Allograft Services, and will provide Stryker with such additional quantities of samples as may be reasonably requested by Stryker from time to time. At Stryker’s option, such samples will either be:  (i) where available to Osiris, samples that have been rejected by Osiris (of any volume size) but have passed serology and has donor consent for research or (ii) samples that have not been rejected by Osiris (in 2.5cc sample volume size only).  Osiris will provide any such rejected Allograft samples to Stryker at no charge.  For any samples that have not been rejected by Osiris, Stryker will pay Osiris for Allograft Services related to such samples at the rate of [***] per cubic centimeter of such samples, such payments to be made on a quarterly basis.

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(d)                           Additional Information.  Osiris will provide Stryker with such information and assistance related to the Allografts and Allograft Services as is reasonably requested by Stryker from time to time to respond to technical and other questions from Stryker and/or Customers regarding the Allografts and Allograft Services.

4.3          Scientific Strategy.  The Parties will execute the Scientific Strategy as agreed upon by the JSC, with each Party being responsible for carrying out the Scientific Strategy activities assigned to such Party by the JSC.  Subject to Section 8.8(b), Stryker and Osiris each will bear fifty percent (50%) of the out-of-pocket costs of executing the Scientific Strategy, to the extent that such costs are included with the budget approved by the JSC for the Scientific Strategy (the “Scientific Strategy Costs”).  To the extent that either Party anticipates that the costs of executing the Scientific Strategy will exceed the budget approved by the JSC for the Scientific Strategy, such Party will refer such matter to the JSC for review and determination as to how such costs will be handled.  The Scientific Strategy Costs incurred by each Party will be submitted to the JSC for review and confirmation on a quarterly basis, and within thirty (30) days after such review and confirmation by the JSC, the Parties will make any reconciling payments necessary to achieve equal sharing of such Scientific Strategy Costs.  Osiris will have primary responsibility for the management of the Scientific Strategy activities.  Osiris will keep Stryker reasonably informed of such Scientific Strategy activities and will seek Stryker’s input with respect to the management of such activities.  All invoices and payments included in the Scientific Strategy Costs will be documented and each Party will provide the other Party with copies of such documentation upon request.  The Parties agree that the Scientific Strategy activities will be primarily undertaken by third party pre-clinical or clinical research organizations (or other entities) identified by the JSC, the costs, fees, and related expenses for which will be considered “out of pocket costs.”

(a)                           The Parties agree that the results of any Scientific Strategy activities (the “Study Results”) will be Osiris proprietary and Confidential Information, subject to Osiris’s agreement to permit Stryker to use the same for marketing and promotional purposes pursuant to Sections 4.1, 4.2(b), and 4.4.  Osiris hereby grants Stryker and its Affiliates a perpetual, irrevocable right to reference the Study Results in any regulatory applications and filings related to any products or services of Stryker or any of its Affiliates.

(b)                           If Osiris wishes to publish any results of Scientific Strategy activities, Osiris will submit the proposed manuscript to Stryker for review and comment reasonably in advance of the proposed publication date, and will take into account any reasonable comments provided by Stryker with respect to manuscript.

(c)                            Subject to such other restrictions as are provided by this Agreement, including obligations of non-disclosure and non-use and the retention of background Intellectual Property Rights, nothing herein limits either Party’s ability to independently perform clinical studies, analyses or further research regarding the Allografts or Allograft Services, within or without the Field of Use independent of this Agreement or JSC approval. The Parties agree to inform one another at the JSC of their respective research, studies, and analyses and discuss any additional intellectual property protections they may elect to pursue, related to the Allografts or Allograft Services.

4.4          Training and Education Programs.  The Parties will collaborate from time to time in creating and improving training and educational programs relating to the safe and effective use of the Allografts, which programs may be used by Stryker’s personnel as a way to help promote and market the Allograft Services.  Stryker will have the right to make all final decisions regarding any such programs and their implementation; provided, however, that Osiris will make final decisions related to communication of information involving pending and future regulatory approvals and clearances, regulatory correspondence, and compliance with regulatory approvals and clearances, as applicable.

4.5          First Commercial Sale Date.  Stryker will inform Osiris in writing of the First Commercial Sale Date.

***                           Confidential information has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to this omitted information.

ARTICLE V
SUPPLY OF ALLOGRAFTS

5.1          Rolling Forecasts.  At least thirty (30) days before the beginning of each calendar month during the Term, Stryker will provide Osiris with a non-binding forecast of the quantities of each Allograft (broken down by Allograft code and by month) that Stryker estimates will be required for shipment to Customers during such calendar month and the next five (5) succeeding calendar months (each, a “Rolling Forecast”).  Within ten (10) business days after receiving a Rolling Forecast, Osiris will provide Stryker with written acknowledgement of its receipt of the Rolling Forecast.  Such acknowledgement will describe any constraints (such as donor supply shortages, anticipated processing capacity issues or other reasons) that Osiris anticipates may prevent it from shipping quantities of Allografts in accordance with the Rolling Forecast.

5.2          Consignment Terms.  Promptly after the Effective Date, the Parties will agree on the terms for a standard addendum to Stryker’s standard hospital consignment agreement that sets forth terms governing the consignment of Allografts to Customers and the purchase and sale of Allograft Services by such Customers (the “Consignment Terms”).  The form of the Consignment Terms will be agreed upon by both Parties.  The Consignment Terms will include provisions to make clear that Osiris (and not Stryker) is the supplier of the Allografts and Allograft Services and that Stryker will have no obligation or liability to the Customer with respect to the Allografts or Allograft Services.  Stryker will require each Customer to agree to the Consignment Terms as a condition to receiving any Allografts.  The Consignment Terms will constitute a contract between the Customer and Osiris.  Stryker will have no responsibility to either Customer or Osiris under the Consignment Terms.  Osiris hereby authorizes Stryker to agree to the Consignment Terms (including any non-material changes thereto) on Osiris’s behalf.  To the extent a Customer wishes to make any material changes to the Consignment Terms, Stryker will obtain Osiris’s approval prior to agreeing to  such changes.  The JSC will periodically review the Consignment Terms and changes requested by (or anticipated to be requested by) Customers and determine changes and fallbacks to the Consignment Terms that Stryker is authorized to agree to with Customers.

5.3          Service Orders.  If a prospective Customer wishes to purchase the Allograft Services (whether such purchase of Allograft Services is in connection with a withdrawal of Allografts from the Customer’s consignment inventory or in connection with a shipment of Allografts to the Customer), Stryker will obtain from the Customer (or will issue on behalf of the Customer) a written order that sets forth:  (i) the quantity of Allografts subject to the Allograft Services ordered, (ii) if applicable, the requested delivery date, (iii) if applicable, the shipping destination and any special shipping instructions and (iv) the fee to be paid by the Customer for the Allograft Services (a “Service Order”).  Stryker will submit to Osiris by fax, email or direct entry into Osiris’s order processing system, requests for shipment of Allografts to replenish Customer consignment inventory and/or requests for provision of Allograft Services consistent with the Service Orders.  Each such request will contain ship to information, reference number, freight directions, quantities and product codes.  Osiris will provide the Allograft Services, and the quantity of Allografts subject to such Allograft Services, indicated on such Service Order to the applicable Customer at the Customer address set forth on the Service Order.  Notwithstanding anything to the contrary, Stryker will not be a party to any Service Order, and will not be responsible for any failure by Osiris to supply Allograft Services or Allografts in accordance with the Service Order, or for any failure by the Customer to make any payment for the Allograft Services provided in connection with a Service Order.  Osiris agrees to exercise commercially reasonable efforts to satisfy Service Orders that do not materially comply with the standard Consignment Terms. Stryker will use commercially reasonable efforts to minimize any Service Orders that do not materially comply with the standard Consignment Terms.  The Parties agree to exercise best efforts to minimize shipments of single units of Allografts in connection with the purchase of Allograft Services and to develop supply chain efficiencies and related practices to permit shipments of multiple units.

5.4          Pricing.

(a)                           Following the end of each calendar quarter, Stryker will calculate the amount (the “Average Service Fee”) equal to (i) the aggregate Customer Fees invoiced to Customers during such calendar quarter for Allograft Services (the “Aggregate Fees Charged”) divided by (ii) the aggregate quantity (in cubic centimeters) of Allograft to which such Allograft Services relate (the “Aggregate Quantity”).

***                           Confidential information has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to this omitted information.

(b)                           If the Average Service Fee with respect to a calendar quarter is less than the then-current Minimum ASF, then, within sixty (60) days after the end of such calendar quarter, Stryker will pay Osiris an amount equal to: (i) the Aggregate Quantity multiplied by the then-current Minimum ASF minus (ii) the Aggregate Fees Charged.

5.5          Shipment and Delivery.  Subject to Section 5.3, Osiris will ship all Allografts directly to the Customer destination specified by Stryker, by the delivery dates and using the carrier, method and route of shipment specified by Stryker.  Unless otherwise agreed by the Parties with respect to a particular shipment, the cost of shipping (including any expedited shipping, where required) shall be borne by Osiris.  In no event will Stryker be responsible for any shipping charges with respect to any shipment or for any damage or loss of Allograft in transit.  Osiris shall provide proof of delivery and lot code information to Stryker for each shipment.  Osiris will honor all requests for next business day-morning delivery of Allografts that are submitted at or before 3:00pm Eastern Time of the business day preceding the requested delivery date.  Stryker will use commercially reasonable efforts to limit such requests for next business day-morning delivery of Allografts.  The Parties agree to equally share (50% / 50%) any shipping fees for next business day-morning delivery, such costs to be settled within ten business days of the end of each calendar quarter based on statements provided by Osiris.

5.6          Supply Failures.  After the end of each calendar quarter during the Initial Exclusivity Period, Stryker will send Osiris a report of (i) all cases during such calendar quarter where Osiris fails to ship Allograft to a Customer that conforms to the requirements of this Agreement by the delivery date requested by Stryker (excluding any such cases where Stryker was able to fulfill a Customer request from Allograft inventory held in consignment at such Customer) (each, a “Supply Failure”) and (ii) for each Supply Failure, the amount that the Customer would have paid for the Allograft Services for said order (the “Lost Revenue”).  Osiris’s inability to fulfill a Customer request will not constitute a “Supply Failure” (x) to the extent due to (a) Customer or Stryker error (e.g., incorrect shipping information), (b) Force Majeure Events or (c) transportation or shipping errors due to the failure by one or more common carriers or (y) to the extent orders for the pertinent calendar quarter exceed the average of Stryker’s rolling forecasts for the pertinent calendar quarter by 25% or more.  For the purposes of Section 6.2(b)(ii) and Section 6.5, a “Supply Failure Trigger” shall be deemed to have occurred if both of the following conditions are met with respect to the Initial Exclusivity Period:

(i)                                     the actual cumulative Revenue for the Initial Exclusivity Period (the “Actual Revenue”) is less than [***]; and

(ii)                                  the sum of the Actual Revenue and the aggregate Lost Revenue for the Initial Exclusivity Period is greater than [***].

5.7          Consignment Inventory; Risk of Loss.  Title to all Allografts delivered to a Customer will remain with Osiris, and such Allografts shall be consigned to the Customer pursuant to the Consignment Terms, until the Customer withdraws the Allograft from consignment inventory for use (at which point title to, and risk of loss for, the Allograft will pass to the Customer).  For the avoidance of doubt, although Stryker will not be required to obtain any approval from Osiris with respect to the quantity of Allograft inventory held in consignment by each Customer, consignment practices and procedures will be subject to review by the JSC.  Stryker will work with each Customer to:  (i) manage the replenishment, tracking and returns of consignment inventory of Allografts and (ii) reconcile such consignment inventory at least every four (4) months.  Stryker will provide Osiris with quarterly reporting on all consignment inventory of Allografts by lot number, location and expiry date.  Osiris will bear all risk of expired, obsolete, or damaged (if damaged prior to Customer’s receipt) Allografts and other risk of loss with respect to the Allografts not attributable to Customer inaction or failure of care (whether or not located at the Customer) at all times prior to a Customer’s withdrawal of such Allograft from consignment inventory; provided, however, that notwithstanding the foregoing, Stryker (or the applicable Customer) shall be responsible for any Allografts that are consigned to a Customer but cannot be located in the Customer’s consignment inventory.

***                           Confidential information has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to this omitted information.

5.8          Billing and Collection of Customer Fees.  Stryker will invoice each Customer at the applicable fee for the Allograft Services (minus any associated discounts and rebates, the “Customer Fees”).  Stryker will use at least commercially reasonable efforts to collect the Customer Fees from the Customers.

5.9          Remittance of Customer Fees to Osiris; Uncollectable Amounts; Customer Returns

(a)                           For each Service Order, Stryker will remit the Customer Fee to Osiris (whether or not such Customer Fee has been collected from the applicable Customer) on or before the date (the “Payment Date”) that is forty-five (45) days after the end of the month in which Stryker invoices the Customer with respect to such Service Order.  Such remittance of Customer Fees to Osiris shall be subject to netting of the applicable Commissions and Administration Fees that are payable to Stryker as provided in Section 6.4(c).

(b)                           If Stryker reasonably determines that any Customer Fee is uncollectable, Stryker will invoice Osiris for an amount equal to (i) the uncollectable Customer Fee minus (ii) the sum of (A) any Commission paid by Osiris to Stryker with respect to such Customer Fee and (B) fifty percent (50%) of any Administration Fee paid by Osiris to Stryker with respect to such Customer Fee.  Osiris will pay such invoice within forty-five (45) days of the end of the month in which Osiris receives the invoice.

(c)                            Any refunds or credits associated with returns of Allografts by Customers will be handled in accordance with Section 5.11.

5.10        Returns.  If Osiris or Stryker is notified that Allograft consigned to a Customer was not utilized and needs to be returned, Stryker or the Customer will contact Osiris at a toll-free number to be established by Osiris and provide the Osiris representative with minimal information regarding the Allograft (part number, lot number, unit number and reason for return).  Osiris will promptly notify Stryker, within no more than five (5) business days from receipt of the foregoing information, whether Osiris agrees to accept the return.  Osiris may elect to decline or condition acceptance of any returns, in its sole discretion, if Osiris is unable to confirm the continuing viability of the Products (e.g., if the Allograft packaging has been compromised); provided, however, that notwithstanding the foregoing, Osiris will accept all returns of expired Allografts or for which Osiris otherwise bears risk of loss pursuant to Section 5.7.  Osiris will provide Stryker or the Customer with a Return Authorization Number (“RA#”).  The RA# will be utilized to track the status of the return.  Allograft intended for return must be returned in the original sealed shipper, which was packed and sealed by Osiris personnel, and the shipper must be received at Osiris within the validated shipper expiry.  The shipping fees for returns will be equally shared by Osiris and Stryker, settled each calendar quarter.

(a)                           Returns are to be shipped indicating reference to the RA# on the airbill or on the shipper for return to an address specified by Osiris.

(b)                           Upon receipt, Osiris shall notify Stryker of receipt and inspect according to established procedure to ensure packaging and sterility has not been compromised.

5.11        Refunds and Credits of Customer Fees.  Each Party will bear fifty percent (50%) of any refunds or credits of Customer Fees issued to a Customer under this Agreement, together with fifty percent (50%) of the Administration Fees, whether on account of returns of Allografts associated with the Allograft Services ordered or for other reasons.

ARTICLE VI
FINANCIAL TERMS

6.1          Initial Exclusivity Fee.  In consideration for the exclusive rights granted to Stryker under this Agreement during the Initial Exclusivity Period, Stryker will pay Osiris Five Million U.S. Dollars ($5,000,000) (the “Initial Exclusivity Fee”) within five (5) business days after the Initial Payment Trigger Date.

***                           Confidential information has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to this omitted information.

6.2          Extended Exclusivity Fee.  If Stryker, at its sole option, extends the Exclusivity Period in accordance with Section 2.3(b) so that it also includes the Extended Exclusivity Period, then Stryker will pay Osiris a fee determined in accordance with this Section 6.2 (the “Extended Exclusivity Fee”).

(a)                           If the Revenue for the Initial Exclusivity Period is less than [***], then the Extended Exclusivity Fee will be an amount that is equal to:

(i)                                    Seven Million Five Hundred Thousand U.S. Dollars ($7,500,000), plus

(ii)                                an additional One Million Five Hundred Thousand U.S. Dollars ($1,500,000) for every [***] by which the Revenue for the Initial Exclusivity Period is below [***].

For the avoidance of doubt, any increases in the Extended Exclusivity Fee under Section 6.2(a)(ii) will be applied in full increments of $1,500,000 for each [***] shortfall in Revenue, and there will be no pro rating for cases where the shortfall is not evenly divisible by [***].  For example:  (A) if the Revenue for the Initial Exclusivity Period is [***], then the Extended Exclusivity Fee will be [***] but (B) if Revenue for the Initial Exclusivity Period is [***], then the Extended Exclusivity Fee will be [***].

(b)                           If the Revenue for the Initial Exclusivity Period is greater than [***], but less than [***], then the Extended Exclusivity Fee will depend on whether or not a Supply Failure Trigger has occurred, as follows:

(i)                                    If a Supply Failure Trigger has not occurred, then the Extended Exclusivity Fee will be an amount that is equal to:

(A)                               Seven Million Five Hundred Thousand U.S. Dollars ($7,500,000), minus

(B)                               an amount equal to (1) 0.15 multiplied by (2) the amount by which Revenue for the Initial Exclusivity Period exceeds [***].

(ii)                                If a Supply Failure Trigger has occurred, then the Extended Exclusivity Fee will be an amount that is equal to:

(A)                               Five Million U.S. Dollars ($5,000,000), minus

(B)                               an amount equal to (1) 0.10 multiplied by (2) the amount by which Revenue for the Initial Exclusivity Period exceeds [***].

(c)                            If the Revenue for the Initial Exclusivity Period is greater than or equal to [***], then the Extended Exclusivity Fee will be zero U.S. Dollars.

6.3          Non-Exclusive Extension Fee.  If Stryker, at its sole option, extends the Term on a non-exclusive basis for a period of two (2) years from the end of the Initial Exclusivity Period in accordance with Section 2.3(c), then Stryker will pay Osiris a fee determined in accordance with this Section 6.3 (the “Non-Exclusive Extension Fee”).

***                           Confidential information has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to this omitted information.

(a)                           If the Revenue for the Initial Exclusivity Period is less than [***], then the Non-Exclusive Extension Fee will be an amount that is equal to One Million Five Hundred Thousand U.S. Dollars ($1,500,000) for every [***] by which the Revenue for the Initial Exclusivity Period is below [***].

(b)                           If either:  (i) a Supply Failure Trigger has occurred or (ii) the Revenue for the Initial Exclusivity Period is greater than or equal to [***], then the Non-Exclusive Extension Fee will be zero U.S. Dollars.

6.4          Commissions and Administration Fees.

(a)                           Commissions.  For each Service Order, Osiris will pay Stryker a commission equal to [***] of the Customer Fees that apply with respect to such Service Order (the “Commissions”) on or before the Payment Date that applies to such Customer Fees.  For the avoidance of doubt, Osiris will pay the Commission to Stryker whether or not the associated Customer Fees have been collected from the applicable Customer (subject, however, to Section 5.9(b) regarding return of Commissions if Stryker determines that the associated Customer Fee is uncollectable and to Section 5.9(c) regarding Customer Returns).

(b)                           Administration Fees.  In addition to the Commissions, in consideration for Stryker’s provision of billing and accounts receivable administration services under this Agreement, Osiris will pay Stryker an administration fee equal to [***] of the gross amount invoiced to the Customer for each Service Order (the “Administration Fees”).  The Administration Fee for a particular Service Order will be payable to Stryker at the same time that the Commission for such Service Order is payable to Stryker.  For the avoidance of doubt, Osiris will pay the Administration Fee to Stryker whether or not the associated Customer Fees have been collected from the applicable Customer (subject, however, to Section 5.9(b) regarding return of fifty percent (50%) of an Administration Fee if Stryker determines that the associated Customer Fee is uncollectable and to Section 5.9(c) regarding Customer Returns).

(c)                            Netting of Payments.  The Parties will reasonably cooperate to minimize the administrative burden of the payment provisions in Section 5.9 and this Section 6.4, including by netting of amounts payable to and by each Party under such provisions.

6.5          Supply Failure Payments to Stryker.  If a Supply Failure Trigger has occurred, then:

(a)                           if Revenue for the Initial Exclusivity Period is greater than or equal to [***], but is less than or equal to Ninety Million U.S. Dollars ($90,000,000), then Osiris will pay Stryker One Million U.S. Dollars ($1,000,000) for every [***] by which the Revenue for the Initial Exclusivity Period is below [***]; and

(b)                           if Revenue for the Initial Exclusivity Period is less than [***], then Osiris will pay Stryker One Million Five Hundred Thousand U.S. Dollars ($1,500,000) for every [***] by which the Revenue for the Initial Exclusivity Period is below [***].

The payments described in the preceding clauses (a) and (b) are referred to herein as “Supply Failure Payments.”  Osiris will pay any applicable Supply Failure Payment to Stryker within sixty (60) days after the end of the Initial Exclusivity Period.  For the avoidance of doubt, Osiris will pay any applicable Supply Failure Payment to Stryker whether this Agreement terminates or whether Stryker elects to extend the Term on an exclusive basis in accordance

***                           Confidential information has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to this omitted information.

***                           Confidential information has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to this omitted information.

with Section 2.3(b) or on a non-exclusive basis in accordance with Section 2.3(c).  For the avoidance of doubt, any increases in any Supply Failure Payment to Stryker under Section 6.5(a) or Section 6.5(b) will be applied in full increments of $1,000,000 or $1,500,000 (as applicable) for each [***] shortfall in Revenue, and there will be no pro rating for cases where the shortfall is not evenly divisible by [***].

6.6          Termination Payments to Stryker.  Osiris will make certain termination-related payments to Stryker as provided in Section 8.4 and Section 8.6, subject to and in accordance with the provisions set forth in those Sections.

6.7          Mode of Payment.  All Customer Fees will be remitted to Osiris in the currency in which they were collected (or to be collected, as applicable).  All Commissions and Administration Fees will be paid to Stryker in the currency in which the Customer Fees associated with such Commissions and Administration Fees were collected (or to be collected, as applicable).

6.8          Taxes.  Osiris will be responsible for all sales, use, value-added and other taxes, customs duties and other governmental charges with respect to the provision of the Allograft Services and the associated Allografts to Customers.  The Commissions, Administration Fees and other amounts payable by Osiris to Stryker pursuant to this Agreement will not be reduced on account of any taxes unless required by applicable law. Any taxes, duties, or other levies which Osiris is required by applicable law to withhold on remittance of any payment(s) due to Stryker under this Agreement will be deducted from such payment(s) to Stryker and timely paid to the appropriate taxing authority.  Osiris will secure and send to Stryker proof of any such taxes, duties or other levies withheld and paid by Osiris for the benefit of Stryker, and cooperate, at Stryker’s expense, with any reasonable request to help ensure that amounts withheld and/or paid are reduced and/or recovered to the extent permitted by the relevant jurisdiction.

ARTICLE VII
OTHER OPPORTUNITIES

7.1          Right of First Refusal.  During the Term, Stryker shall have a right of first refusal with respect to any proposed transaction pursuant to which Osiris or any of its Affiliates would transfer, license or otherwise provide a third party with any rights with respect to any Allograft or any other product or service of Osiris or any of its Affiliates for  orthopaedic or spinal bone growth application (a “Covered Transaction”).  Prior to Osiris or any of its Affiliates entering into any Covered Transaction, Osiris will provide Stryker with written notice of the Covered Transaction, including the identity of the other party to the Covered Transaction and the terms and conditions on which Osiris or its Affiliate is willing to enter into the Covered Transaction (a “Transaction Notice”).  Stryker will notify Osiris, within ten (10) business days after receiving the Transaction Notice (the “Review Period”), as to whether or not Stryker wishes to enter into a an agreement with Osiris or its Affiliate on the terms set forth in the Transaction Notice.   If Stryker notifies Osiris that it wishes to enter into such agreement, then Osiris and Stryker will work in good faith to complete and execute definitive documentation for such agreement within thirty (30) business days after the date of such notice from Stryker (the “Documentation Period”).  If either (i) Stryker notifies Osiris that it does not wish to enter into such agreement, (ii) Stryker fails to notify Osiris by the end of the applicable Review Period that it wishes to enter into such agreement or (iii) the parties do not complete and execute definitive documentation for such agreement within thirty (30) business days after the date of Stryker’s notice that it wishes to enter into such agreement; then, in each of the foregoing cases, Osiris or its Affiliate (as applicable) shall be free to enter into a Covered Transaction with a third party on terms that are no more favorable to the third party than those set forth in the Transaction Notice.  In no event will Osiris or any of its Affiliates enter into any agreement with a third party with respect to any matter for which Osiris is required to provide a Transaction Notice on terms that are more favorable to the third party than the terms set forth in a Transaction Notice, unless Osiris provides Stryker with another Transaction Notice that sets forth such more favorable terms, which other Transaction Notice will be subject to the provisions of this Section 7.1.  Neither Osiris nor any of its Affiliates will enter into any agreement with a third party with respect to the subject matter of a Transaction Notice prior to the expiration of the applicable Review Period (or, if applicable, any applicable Documentation Period).

***                           Confidential information has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to this omitted information.

ARTICLE VIII
TERM AND TERMINATION

8.1                               Term; Post-Term Right of First Refusal.  The initial term of this Agreement shall commence on the Effective Date and shall continue until the end of the Initial Exclusivity Period, unless terminated as provided herein (the “Initial Term”).

(a)                           Upon expiration of the Initial Term, Stryker, at its sole option and upon ninety (90) days prior written notice to Osiris, may either:  (i) extend the term of this Agreement on an exclusive basis for the Extended Exclusivity Period, as provided in Section 2.3(b) or (ii) extend the term of this Agreement on a non-exclusive basis for an additional two (2) years, as provided in Section 2.3(c).

(b)                           If Stryker has elected to extend the term of this Agreement on an exclusive basis for the Extended Exclusivity Period, as provided in Section 2.3(b), then at the end of the Extended Exclusivity Period, Stryker, at its sole option and upon ninety (90) days prior written notice to Osiris, may extend the term of this Agreement on an exclusive basis for an additional two (2) years.

(c)                            Any extensions of the term of this Agreement pursuant to Section 8.1(a) or Section 8.1(b) are referred to herein as an “Extension Term.”  The Initial Term, collectively with any Extension Terms, is referred to herein as the “Term.”

(d)                           Following any expiration or termination of the Term, before granting any third party exclusive rights to market and promote the Allografts or Allograft Services, Osiris will offer the exclusive rights to Stryker on the same terms and conditions as Osiris has offered or will offer to third parties.  Stryker will have 30 days during which to accept or reject the offer.  If Stryker does not accept the offer within the time period, Osiris may enter into such an agreement with a third party on the terms and conditions that were offered to Stryker (or on terms and conditions that are more onerous to the third party).  If Osiris offers the third party more favorable terms, Osiris agrees to first present those terms to Stryker, as provided herein. Osiris’s obligation to present this right of first refusal expires 90 days after any expiration or termination of the Term.

8.2                               Termination for Material Breach.  This Agreement may be terminated upon ninety (90) days prior written notice by either Party if the other Party materially breaches any of the terms, conditions or provisions of this Agreement and fails to remedy the breach within such ninety (90) day period; provided, however, that if such breach cannot be cured within such ninety (90) day period but (i) the breach is capable of cure, (ii) the breaching Party commences to effect a cure within such ninety (90) day period and (iii) the breaching Party diligently pursues such cure, then such Party will have so much time as is reasonably necessary to cure such default (but in no event more than six (6) months from the date of the notice of original notice of such breach).

8.3                               Insolvency/Bankruptcy.  Either Party may terminate this Agreement immediately upon written notice to the other:  (i) if the other Party ceases to do business, or otherwise terminates its business operations or (ii) if the other Party becomes insolvent or seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against the other Party and not dismissed within ninety (90) days.

8.4                               Termination Due to Osiris Change of Control.  In the event of a Change of Control with respect to Osiris or of any of its Affiliates that directly or indirectly control Osiris (an “Osiris Change of Control”), either Party may terminate this Agreement by providing the other Party with written notice of such termination; provided, however, that:  (i) in no event will either Party provide such notice of termination more than thirty (30) days after the closing date of the Osiris Change of Control transaction and (ii) in no event will either Party provide such notice of termination at any time prior to January 1, 2016.  If a Party terminates this Agreement under this Section 8.4, then the following provisions will apply:

(a)                           The effective date of the termination under this Section 8.4 will be the date that is twelve (12) months after the closing date of the Osiris Change of Control transaction.

***                           Confidential information has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to this omitted information.

(b)                           If either Party provides such notice of termination during the Exclusivity Period, Osiris will pay Stryker, within thirty (30) days after providing Stryker notice of termination under this Section 8.4, an amount determined as follows (the “Exclusivity Fee Refund”):

(i)                        if the notice of termination was provided during the Initial Exclusivity Period, the Exclusivity Fee Refund that Osiris will pay to Stryker will be an amount equal to (A) Five Million U.S. Dollars ($5,000,000) multiplied by (B) a fraction: (1) the numerator of which is equal to the number of days between the effective date of termination of this Agreement and the date that would have been the last day of the Initial Exclusivity Period if this Agreement had not been terminated early and (2) the denominator of which is 1460; and

(ii)                    if the notice of termination was provided during the Extended Exclusivity Period, the Exclusivity Fee Refund that Osiris will pay to Stryker will be an amount equal to (A) the Extended Exclusivity Fee multiplied by (B) a fraction: (1) the numerator of which is equal to the number of days between the effective date of termination of this Agreement and the date that would have been the last day of the Extended Exclusivity Period if this Agreement had not been terminated early and (2) the denominator of which is 1460.

(c)                            In addition, only if Osiris provides such notice of termination during the Exclusivity Period, then Osiris will make a one-time payment to Stryker (the “Post-Termination Payment”) equal to the greater of:

(i)                                     thirty percent (30%) of the Revenue for the twelve (12) month period preceding the date on which Osiris provided Stryker with notice of termination under this Section 8.4; and

(ii)                                  [***].

Osiris will pay the Post-Termination Payment to Stryker on or before the effective date of termination under this Section 8.4.

8.5                               Stryker Change in Control.  In the event of a Change of Control with respect to the Stryker division that is performing or directing the Stryker Services, such that such division is no longer directly or indirectly controlled by Stryker’s ultimate parent company (a “Stryker Change of Control”), Osiris may terminate this Agreement by providing Stryker with prior, written notice of such termination; provided, however, that:

(i)                                     in no event will Osiris provide such notice of termination more than thirty (30) days after the closing date of the Stryker Change of Control transaction (or Osiris being informed of the transaction, whichever is later);

(ii)                                  if such notice of termination is provided during the first three (3) years of the Initial Term, such termination will not become effective until the end of the Initial Term;

(iii)                               if such notice of termination is provided during the last year of the Initial Term, such termination will not become effective until the date that is one (1) year after the end of the Initial Term (and the Term will be automatically extended past the Initial Term for such one (1) year period without any obligation of Stryker to pay any Non-Exclusive Extension Fee or other amount, provided that the exclusive rights granted to Stryker under this Agreement will convert to non-exclusive rights effective as of the end of the Initial Term);

***                           Confidential information has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to this omitted information.

(iv)                              if such notice of termination is provided during the first three (3) years of the Extended Exclusivity Period, such termination will not become effective until the end of the Extended Exclusivity Period;

(v)                                 if such notice of termination is provided during the last year of the Extended Exclusivity Period, such termination will not become effective until the date that is one (1) year after the end of the Extended Exclusivity Period (and the Term will be automatically extended past the Extended Exclusivity Period for such one (1) year period without any obligation of Stryker to pay any Non-Exclusive Extension Fee or other amount, provided that the exclusive rights granted to Stryker under this Agreement will convert to non-exclusive rights effective as of the end of the Extended Exclusivity Period); and

(vi)                              if such notice of termination is provided during any Extension Term that Stryker has elected pursuant to Section 2.3(c) or Section 8.1(b), such termination will not become effective until the end of such Extension Term.

8.6                               Termination by Stryker Due to Third Party Action.  In the event that Stryker’s marketing, promotion or sales of the Allograft Services is materially, adversely affected by any change in applicable Laws (excluding, however, any changes in applicable Law governing human allograft viable bone matrix products and related services generally) or any action of a third party imposing an injunction against the sales and marketing activities contemplated by this Agreement (i.e., any action by the FDA or any other governmental organization and/or any injunction resulting from a third party claim), unless such third party action is attributable to Stryker’s marketing or promotion in violation of this Agreement or other wrongful conduct by Stryker or its Affiliates or Subcontractors that is in violation of this Agreement, then Stryker shall have the right to terminate this Agreement upon ninety (90) days prior, written notice to Osiris, unless the third party action or other basis for such termination is resolved during the aforementioned ninety (90) day period.  If Stryker terminates this Agreement under this Section 8.6, then Osiris will pay Stryker, within thirty (30) days after the effective date of such termination, an amount determined as follows:

(a)                           if the notice of termination was provided during the Initial Exclusivity Period, the Exclusivity Fee Refund that Osiris will pay to Stryker will be an amount equal to (A) Five Million U.S. Dollars ($5,000,000) multiplied by (B) a fraction: (1) the numerator of which is equal to the number of days between the date on which such notice of termination was provided to Stryker and the date that would have been the last day of the Initial Exclusivity Period if this Agreement had not been terminated early and (2) the denominator of which is 1460; or

(b)                           if the notice of termination was provided during the Extended Exclusivity Period, the Exclusivity Fee Refund that Osiris will pay to Stryker will be an amount equal to (A) the Extended Exclusivity Fee multiplied by (B) a fraction: (1) the numerator of which is equal to the number of days between the date on which such notice of termination was provided to Stryker and the date that would have been the last day of the Extended Exclusivity Period if this Agreement had not been terminated early and (2) the denominator of which is 1460.

8.7                               Termination for Non-Occurrence of Commencement Date.  If the Initial Payment Trigger Date has not occurred by February 28, 2015, then Stryker may terminate this Agreement by providing written notice to Osiris at any time after February 28, 2015, but prior to the date (if any) on which the Initial Payment Trigger Date actually occurs.

8.8                               Effect of Expiration or Termination; Survival.

(a)                           In the event of any expiration or termination of this Agreement, and without prejudice to any other rights and remedies available to the parties hereunder:  (a) Osiris will provide Allograft Services and associated Allografts in accordance with Service Orders placed prior to the effective date of such expiration or termination and (b) all provisions in this Agreement related to such Service Orders (including provisions regarding payment of Customer Fees, Commissions and Administrative Fees) will remain in effect with respect to such Service Orders.

***                           Confidential information has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to this omitted information.

(b)                           Notwithstanding Section 4.3, in the event of any expiration or termination of this Agreement during the Initial Exclusivity Period, or in the event of any termination of this Agreement at the end of the Initial Exclusivity Period pursuant to Section 2.3(d), Osiris will pay Stryker, within thirty (30) days after the effective date of such termination, an amount equal to fifty percent (50%) of the Scientific Strategy Costs that have been incurred by Stryker.

(c)                            Notwithstanding anything to the contrary, in the event of any expiration or termination of this Agreement (other than by OTI pursuant to Section 8.2), Stryker shall have the right to continue to sell Allograft Services with respect to any Allografts remaining in inventory at a customer until such inventory is exhausted (or, if shorter, until the date that is six (6) months after the effective date of such expiration or termination (or such later date as may be agreed upon by the Parties)) (the “Sell-Off Period”).  The provisions set forth in Section 5.7, Section 5.8, Section 5.9, Section 5.10, Section 5.11, Section 6.4 and all other provisions in this Agreement that are applicable to the sale of Allograft Services will continue to apply with respect to any such sales during the Sell-Off Period, and each Party will continue to perform its obligations under this Agreement with respect to any such sales during the Sell-Off Period.  Upon expiration of the Sell-Off Period, Osiris will be responsible for the disposition of any remaining inventory of Allografts; provided, however, that in no event will Osiris be permitted to sell or otherwise provide any Allograft Services with respect to any Allografts that are in packaging that bears any Bio4 Mark or any other Marks of Stryker or its Affiliates.

(d)                           Termination or expiration of this Agreement will not relieve either party of its obligations or liabilities for breaches of this Agreement incurred prior to or in connection with such termination or expiration.

(e)                            Article I (“Certain Definitions”), Section 2.4(a) (“Bio4 Marks and Bio4 Domain Names”), Section 4.3(a), Section 5.10 (“Returns”), Section 5.11 (“Refunds and Credits of Customer Fees”), Section 6.5 (“Supply Failure Payments to Stryker”), Section 8.1(d), Section 8.4 (“Termination by Osiris Due to Osiris Change of Control”), Section 8.6 (“Termination by Stryker Due to Third Party Action”), this Section 8.8 (“Effect of Termination or Expiration; Survival”), Article IX (“Regulatory Requirements and Responsibilities”), Article VIII (“Liability”), Article X (“Intellectual Property”), Article XI (“Confidentiality”), Article XII (“Representations and Warranties; Disclaimer”), Article XIII (“Liability”), Article XIV (“Indemnification and Insurance”) and Article XV (“Miscellaneous”) will survive any termination or expiration of this Agreement.

ARTICLE IX
REGULATORY REQUIREMENTS AND RESPONSIBILITIES

9.1                               NOTA.  The Parties acknowledge that NOTA prohibits the purchase and sale of human organs used in human transplantation, including bone and related tissue, for “valuable consideration.”  The Parties acknowledge that NOTA permits reasonable payments associated with the removal, transportation, implantation, processing, preservation, quality control, and storage of human bone tissue and that Osiris provides services in some of these areas with respect to the Allografts.  The Parties believe that NOTA permits payments in connection with the Stryker Services as reasonable payments associated with the processing, transportation, and implantation of the Allografts.  The Parties acknowledge and agree that: (i) the Customer Fees to be paid by Customers to Osiris are in recognition of and are reasonable payment for the Allograft Service provided by Osiris and (ii) the fees to be paid by Osiris to Stryker are in recognition of and are reasonable payment for the Stryker Services.

9.2                               Compliance with Law.  Osiris shall comply with, and shall ensure that all Allograft supplied under this Agreement is developed, processed, stored, labeled, packaged, and distributed in accordance with, applicable Law, including 21 C.F.R. Part 1271 and all applicable state and Canadian tissue bank registration requirements (including laws of California, Florida, New York, and Maryland), all other applicable federal, state, Canadian and professional standards and regulations including those of the American Association of Tissue Banks (the “AATB”), and current good tissue practices.

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9.3                               Osiris Responsibilities.

(a)                           Osiris shall recover or cause recovery of donor tissues in accordance with all applicable Laws.

(b)                           Osiris will maintain donor eligibility records and production records and will make such records available to Stryker (i) during routine audits by Stryker and (ii) in a timely manner at such other times as reasonably requested by Stryker.

(c)                            Osiris shall obtain and maintain all regulatory and governmental approvals, certifications and clearances necessary or advisable to enable Stryker and its Affiliates to market the Allograft Services in accordance with this Agreement, including all appropriate state licenses, FDA registrations and AATB accreditations.

(d)                           Osiris shall obtain a fully informed authorization for donation for all donors conforming with guidelines set forth from time to time by the AATB, and as otherwise required by applicable Law.  Osiris shall use tissues for the Allografts only from those donors in which the consent allows the donated tissue to be provided to a for-profit organization for distribution within the United States and Canada.  Osiris also agrees to reasonably work with Stryker to investigate means for increasing the volume of tissues available from donors in which the consent allows the donated tissue to be provided to a for-profit corporation for distribution outside of the United States.

(e)                            Outside of the United States, upon agreement and budgeting by the JSC, Osiris shall apply for, and satisfy any requirements needed for obtaining, any regulatory and government approvals, certifications and clearances related to the activities contemplated under this Agreement, in each case as requested by Stryker and its Affiliates.  Stryker will provide Osiris with reasonable assistance with respect to such efforts. The JSC will select the countries, if any, outside of the United States, for which to apply for and obtain such approvals, certifications or clearances.

(f)                             Osiris shall notify Stryker of any recalls relating to any Allograft supplied to Customers hereunder within five (5) business days of receipt of initial information.  Osiris shall be responsible for all Allograft recalls and for coordinating the recall with Stryker; provided, however, that Stryker shall be responsible for all communications with Customers concerning recalls, using messaging for such communications that is agreed upon by Stryker and Osiris.  Osiris shall be responsible for the disposition of retrieved Allograft.  Osiris shall be responsible for all costs associated with Allograft recalls and complaints, and will promptly reimburse Stryker and its Affiliates for any costs incurred in connection therewith.

(g)                           Osiris shall accept, record, and investigate all complaints and adverse events regarding any Allograft supplied to Customers hereunder and shall notify Stryker of such complaints or adverse events and of the resolution in accordance with the Quality Agreement.

(h)                           Osiris shall provide Stryker with copies of all notices of non-compliance with applicable regulatory requirements (including any FDA Form 483’s, notices from Health Canada and any state-issued non-compliance notices) received from any applicable regulatory authority related to Allograft supplied to Customers hereunder within five (5) business days of receipt.

(i)                              Osiris shall be responsible for maintaining accurate return cards of Allograft distributed under this Agreement.

(j)                              Osiris shall comply with all applicable reporting and vigilance requirements and file all applicable adverse events in accordance with applicable FDA regulations.

(k)                           Osiris shall notify Stryker of the response to all FDA, AATB and state investigations related to the Allograft supplied to Customers under this Agreement before said response is sent.

***                           Confidential information has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to this omitted information.

9.4                               Stryker Responsibilities.

(a)                           Stryker will comply with all applicable Laws in connection with its activities under this Agreement.

(b)                           Stryker shall cooperate with Osiris in all recalls of Allografts or other field actions required for the Allografts supplied to Customers under this Agreement.

(c)                            Stryker shall notify Osiris of any complaints or adverse events related to the Allograft supplied to Customers hereunder as determined in the Quality Agreement.

(d)                           Stryker agrees to notify Osiris of all notices of non-compliance with applicable regulatory requirements (including any FDA Form 483’s, notices from Health Canada and any state-issued non-compliance notices) received from any applicable regulatory authority related to Allograft supplied to Customers hereunder within five (5) business days of receipt.

(e)                            Stryker shall pay to Osiris a royalty of [***] on Net Sales (as defined in the NuVasive-Osiris Agreement) of Allograft Services that qualify as Osiris Products (as defined in the NuVasive-Osiris Agreement) during the Royalty Term (as defined in the NuVasive-Osiris Agreement).  The Parties will consult and agree with respect to matters related to the NuVasive-Osiris Agreement, including with respect to the payment of royalties to NuVasive and termination of the NuVasive-Osiris Agreement. Stryker agrees to pay the aforereferenced royalties to Osiris no later than ten (10) days before Osiris is obligated to pay NuVasive under the NuVasive-Osiris Agreement.

9.5                               Stryker Inspections.  Osiris shall permit Stryker to inspect the records and facilities of Osiris solely to the extent required to confirm Osiris’s compliance with Osiris’s undertakings set forth in this Agreement.  Any such inspections shall be scheduled prior to the actual inspection by Stryker (with at least sixty (60) days’ advance notice) to occur during normal business hours on a date that is mutually-acceptable to the Parties, and shall occur with such frequency as is reasonably determined by Stryker but no more than twice per year, plus any additional inspections in accordance with the criteria set forth in the Quality Agreement.

9.6                               Quality Agreement.  Within sixty (60) days after the Effective Date, the Parties shall negotiate in good faith the terms of, and enter into, a reasonable and customary quality agreement (the “Quality Agreement”).  The Quality Agreement shall include provisions with respect to, among other things, release testing, change control procedures with respect to the specifications and the processing methods for the Allografts and record retention requirements.  In the event of any conflict between the terms of the Quality Agreement and the terms of this Agreement, the terms of the Quality Agreement shall control with respect to Allograft quality-related matters, and the terms of this Agreement shall control with respect to all other matters.

ARTICLE X

INTELLECTUAL PROPERTY

10.1                        Ownership of Intellectual Property.  Nothing in this Agreement constitutes a transfer of ownership by either Party with respect to any of its Intellectual Property Rights, whether previously developed or developed hereunder.  Without limiting the foregoing or any licenses granted under this Agreement: (i) Osiris shall retain ownership of its Intellectual Property Rights related to the Allografts and Allograft Services (including the Osiris Marks and any clinical or other data it generates related to the Allografts and/or the Allograft Services), (ii) Stryker shall retain ownership of any and all of its Intellectual Property Rights, including those related to Stryker’s products and services and (iii) Stryker shall solely own any and all Intellectual Property Rights arising from Stryker’s creation of its own promotional materials, independent of Osiris Promotional Materials, and Stryker will own any independent contributions it makes to new or modified promotional materials (separate from the Osiris promotional materials, to which Osiris reserves all rights).  Following expiration or termination of this Agreement,

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Osiris will not use (or permit any of its Affiliates or any Third Party to use) any contributions that Stryker makes to the Osiris Promotional Materials.

10.2                        Enforcement of Intellectual Property. In the event that Stryker and/or Osiris becomes aware that any of Osiris’ Intellectual Property Rights related to the Allografts and Allograft Services are being infringed, either directly or indirectly by any third party, the Party possessing such knowledge or belief shall promptly notify the other and shall include in its notice all facts in its possession on which such knowledge or belief is based.  Prior to bringing suit or notifying a third party of infringement of any of Osiris’ Intellectual Property Rights related to the Allografts and Allograft Services, Osiris agrees to consult with Stryker.

ARTICLE XI

CONFIDENTIALITY

11.1                        Confidential Information.

(a)                           The Receiving Party will not use any Confidential Information of the Disclosing Party other than in connection with the performance of its obligations and exercise of its rights under this Agreement, and will not disclose any such Confidential Information to any third party, other than the Receiving Party’s Affiliates, and its and their respective employees, consultants, advisors and contractors, in each case who are bound by obligations of confidentiality at least as protective of the Disclosing Party’s Confidential Information as those set forth herein.  The Receiving Party agrees to be contractually responsible for and defend the Disclosing Party against any losses arising from or relating to use or disclosure (to the extent such use or disclosure is in violation of this Section 11.1) of the Disclosing Party’s information by an Affiliate or other person to which the Receiving Party disclosed or otherwise made available the Disclosing Party’s information.

(b)                           The Receiving Party will maintain the confidentiality of the Disclosing Party’s Confidential Information, using no less than a reasonable degree of care.

(c)                            If the Receiving Party is requested to disclose any of the Disclosing Party’s Confidential Information pursuant to any subpoena or requirement under applicable Law, the Receiving Party will give the Disclosing Party written notice of the request and sufficient opportunity to contest the order and/or seek an appropriate protective order, or other remedies or protections, for the purpose of resisting or restricting the disclosure and protecting the confidentiality of the Confidential Information, including protecting this Agreement and anything related to it as available on an “attorneys eyes” only basis in litigation.  Without limiting the foregoing, each Party may disclose the other Party’s Confidential Information to the extent necessary to comply with any securities Laws applicable to such Party or the rules or regulations of any securities exchange on which such Party’s stock is listed.

ARTICLE XII
REPRESENTATIONS AND WARRANTIES; DISCLAIMER

12.1                                                Stryker Representations and Warranties.  Stryker represents and warrants (and, where applicable, covenants) to Osiris as follows:

(a)                           Organization and Power.  Stryker is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New Jersey.  Stryker has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(b)                           Enforceability.  This Agreement has been duly executed and delivered by Stryker and constitutes a valid and binding obligation of Stryker, enforceable in accordance with its terms (in each case

***                           Confidential information has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to this omitted information.

except as limited by the application of bankruptcy, moratorium and other laws affecting creditors’ rights generally and as limited by the availability of specific performance and the application of equitable principles).

(c)                            No Violation.  Stryker is not subject to or obligated under its articles of incorporation, bylaws, or any applicable Law, or any agreement, instrument, license or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by its execution, delivery or performance of this Agreement.

(d)                           Litigation.  There are no actions, suits, proceedings, orders or investigations pending or, to the best of Stryker’s knowledge, threatened against or affecting Stryker at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect Stryker’s performance under this Agreement.

(e)                            Compliance.  Stryker will comply in all material respects with all Laws applicable to its performance under this Agreement.

(f)                             No Debarment.  Stryker is not debarred under subsections 306(a) or (b) of the Act and has not and will not use in any capacity the services of any person or entity debarred under such law with respect to its performance of this Agreement.  Stryker will immediately notify Osiris in writing in the event that it or any such person or entity is debarred during the Term.

(g)                           Allografts and Allograft Services.  Stryker will perform all services under this Agreement in a professional manner and in accordance with applicable Laws.

(h)                           Non-Infringement.  To Stryker’s actual knowledge, and except to the extent provided by Osiris, any marketing material content created by Stryker will not infringe any Copyright or Mark of any third party.

12.2                                                Osiris Representations and Warranties.  Osiris represents and warrants (and, where applicable, covenants) to Stryker as follows:

(a)                           Organization and Power.  Osiris is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland.  Osiris has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(b)                           Enforceability.  This Agreement has been duly executed and delivered by Osiris and constitutes a valid and binding obligation of Osiris, enforceable in accordance with its terms (in each case except as limited by the application of bankruptcy, moratorium and other laws affecting creditors’ rights generally and as limited by the availability of specific performance and the application of equitable principles).

(c)                            No Violation.  Osiris is not subject to or obligated under its articles of incorporation, bylaws, or any applicable Law, or any contract, agreement, instrument, license or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by its execution, delivery or performance of this Agreement.  Osiris is not (and covenants that it at no time during the Term will become) subject to any agreement with or obligation to any third party or any other legally binding commitment of any kind or nature whatsoever that may conflict with, diminish or limit in any manner the full right and authority of Osiris to grant the exclusive rights granted to Stryker under this Agreement and to otherwise perform under this Agreement.  Osiris further covenants that it will not divest itself of any right now or hereafter possessed where the effect of so doing may be to diminish or impair Stryker’s rights under this Agreement.

(d)                           Litigation.  There are no actions, suits, proceedings, orders or investigations pending or, to the best of Osiris’s knowledge, threatened against or affecting Osiris at law or in equity, or before or

***                           Confidential information has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to this omitted information.

by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect Osiris’s performance under this Agreement.

(e)                            Non-Infringement.  To the best of Osiris’s knowledge, the marketing and provision of the Allografts and Allograft Services to Customers in accordance with this Agreement, and the use of the Allografts and Allograft Services by Customers for their intended purposes will not infringe any Intellectual Property Rights of any third party.  Osiris has obtained, and will at all times during the Term maintain, all licenses and rights necessary for Osiris and Stryker to perform under this Agreement with respect to the Allografts and Allograft Services.  Osiris represents and warrants that any prior transactions with third parties have not resulted in the loss of any Intellectual Property Rights necessary for both Osiris and Stryker to perform under this agreement, including any prior agreements with NuVasive, Inc. and Mesoblast International Sarl.

(f)                             Compliance.  Osiris will comply in all material respects with all Laws applicable to its performance under this Agreement.

(g)                           No Debarment.  Osiris is not debarred under subsections 306(a) or (b) of the Act and has not and will not use in any capacity the services of any person or entity debarred under such law with respect to its performance of this Agreement.  Osiris will immediately notify Stryker in writing in the event that it or any such person or entity is debarred during the Term.

(h)                           Allografts and Allograft Services.  Osiris will perform all Allograft Services in a professional manner and in accordance with applicable Laws.  Each Allograft, at the time received by the applicable Customer:  (i) will conform to all applicable specifications and not be adulterated or misbranded, within the meaning of the Act and (ii) will be free and clear from all liens, encumbrances, and defects of title.

12.3                        Disclaimer.  EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 12, NEITHER PARTY MAKES, ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED WITH RESPECT TO THE ALLOGRAFTS, THE ALLOGRAFT SERVICES, THE STRYKER SERVICES OR OTHERWISE ARISING FROM OR RELATING TO THIS AGREEMENT, AND EACH PARTY HEREBY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT, AND ANY REPRESENTATIONS OR WARRANTIES ARISING FROM COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE.

ARTICLE XIII
LIABILITY

13.1                        Liability Exclusions.  NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING DAMAGES FOR LOSS OF BUSINESS, LOSS OF PROFITS OR THE LIKE) ARISING OUT OF OR RELATING TO THE ALLOGRAFTS, THE ALLOGRAFT SERVICES, THE STRYKER SERVICES OR OTHERWISE ARISING OUT OF OR RELATED TO THIS AGREEMENT OR SUCH PARTY’S PERFORMANCE HEREUNDER, EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF THE CAUSE OF ACTION (WHETHER IN CONTRACT, TORT, BREACH OF WARRANTY OR OTHERWISE).

13.2                        Exceptions.  Notwithstanding anything to the contrary, the liability exclusions set forth in Section 13.1 will not apply:  (i) to the extent that acts or omissions of a Party constitute gross negligence, fraud or willful misconduct or (ii) to the Parties’ respective indemnity obligations under Article XIV with respect to Third Party Claims.

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ARTICLE XIV

INDEMNIFICATION AND INSURANCE

14.1                        Indemnity by Osiris.  Osiris shall defend, at its cost, indemnify and hold harmless Stryker and its Affiliates, and their respective directors, employees, officers and agents (collectively, the “Stryker Indemnitees”) from and against any and all liability, demands, damages, fines, costs and expenses (including, without limitation reasonable legal fees and expenses) and losses (including, without limitation, with respect to death, personal injury, illness or property damage) (collectively, “Losses”), in connection with any Third Party claim, complaint, demand, suit, action, investigation or proceeding (collectively, “Third Party Claims”) to the extent arising from, or alleged to arise from:  (i) death or injury to any Person resulting from any Allograft or Allograft Services provided by Osiris, (ii) any breach of any representation, warranty or covenant or agreement of Osiris under this Agreement, (iii) the gross negligence or intentional misconduct, whether by action or inaction, of Osiris or any of its Affiliates or any of their respective personnel or subcontractors or (iv) any claim that the marketing, promotion, processing, manufacturing, offer for sale, sale, use or distribution of Allograft supplied or other Allograft Services provided hereunder infringes, misappropriates or violates any Intellectual Property Rights or any other proprietary or contractual right of any third party or Person (except for any claim that marketing material content created by Stryker or its Affiliates or agents infringes any third party copyrights or trademarks).

14.2                        Indemnity by Stryker.  Stryker shall defend, at its cost, indemnify and hold harmless Osiris and its Affiliates, and their respective directors, employees, officers and agents (collectively, the “Osiris Indemnitees”) from and against any and all Losses in connection with any Third Party Claim to the extent arising from, or alleged to arise from: (i) the gross negligence or intentional misconduct, whether by action or inaction, of Stryker or any of its Affiliates or any of their respective personnel or subcontractors in the performance of the Stryker Services or (ii) any breach of any representation, warranty or covenant or agreement of Stryker under this Agreement.

14.3                        Indemnity Procedures.  A Party seeking indemnification for a Third Party Claim under Section 14.1 or Section 14.2 will give the Indemnitor written notice of the Third Party Claim promptly (and in any event within fifteen (15) calendar days after the service of the citation or summons); provided, however, that the failure to give timely notice hereunder will not affect rights to indemnification hereunder, except to the extent that Indemnitor demonstrates actual damage caused by such failure.  Indemnitor may elect to direct the defense or settlement of any such Third Party Claim by giving written notice to the Party seeking indemnity, which election will be effective immediately upon receipt by the Party seeking indemnity of such written notice of election.  The Indemnitor will employ counsel selected by the Party seeking indemnity to defend any such Third Party Claim and/or to compromise, settle or otherwise dispose of the same, all at the expense of the Indemnitor; provided, however, that the Indemnitor will not settle, or consent to any entry of judgment in, any such Third Party Claim without obtaining either:  (i) an unconditional release of the Party seeking indemnity (and all of its other Indemnified Parties) from all liability with respect to all claims underlying such Third Party Claim or (ii) the prior, written consent of the Party seeking indemnity, and in both cases without any additional obligations on the part of Stryker.  The Parties will fully cooperate with each other in any such Third Party Claim and will make available to each other any books or records useful for the defense of any such Third Party Claim.

14.4                        Insurance.  Osiris shall maintain general liability insurance, including products liability coverage, and professional/ errors & omissions liability insurance each in a minimum amount of [***] per occurrence or claims and [***] in the annual aggregate annually, with deductibles not exceeding [***] per occurrence or claim that provides coverage for the Allografts, the Allograft Services and the transactions contemplated by this Agreement.

***                           Confidential information has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to this omitted information.

***                           Confidential information has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to this omitted information.

At a minimum, Osiris shall maintain such insurance coverage required hereunder for the entire Term and for a period of not less than five (5) years following expiration or termination of the Agreement, if any such policy shall provide coverage on a claims made basis, Osiris shall be required to maintain a claims made policy providing such coverage for an additional period of not less than five (5) years following the expiration or termination of this Agreement.  Each policy required hereunder shall name Stryker and its Affiliates as additional insureds with respect to this Agreement.  Osiris shall deliver to Stryker a certificate from the insurance carrier or broker evidencing such coverage and the fact that Stryker and its Affiliates are named as additional insureds for the general/ product liability insurance and noting any exclusions and agreeing to provide no less than thirty (30) days’ prior written notice to Stryker in the event of a material change in coverage or policy cancellation.

ARTICLE XV
MISCELLANEOUS

15.1                        Relationship of the Parties.  Nothing contained in this Agreement shall be construed to place the Parties in a relationship of partners, joint ventures, or principal and agent.  Neither Party is authorized to assume or undertake any obligation of any kind, expressed or implied, on behalf of the other Party.

15.2                        Assignment; Change of Control.  This Agreement and the rights and duties appertaining hereto may not be assigned or otherwise transferred by either Party without first obtaining the written consent of the other Party, which consent shall not be unreasonably withheld.  Any such purported assignment or transfer without the written consent of the other Party shall be null and of no effect.  Notwithstanding anything to the contrary, either Party (the “Transferring Party”) may, without the consent of the other Party, assign or otherwise transfer this Agreement:  (i) to an Affiliate of the Transferring Party or (ii) in connection with a Change of Control involving the Transferring Party (or involving the line of business of the Transferring Party to which this Agreement relates), subject, however, to Section 7.1 and Section 8.4 in the case of an Osiris Change of Control and Section 8.5 in the event of a Stryker Change of Control).

15.3                        Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when personally delivered or sent by telecopy (with hard copy to follow), (ii) one (1) business day following the day when deposited with a reputable and established overnight express courier (charges prepaid), or (iii) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested.  Unless another address is specified in writing, notices, demands and communications to Stryker and Osiris shall be sent to the addresses indicated below:

Notices to Stryker:

Howmedica Osteonics Corp.

2 Pearl Ct.

Allendale, New Jersey 07401

Attn: Vice President of Business Development

With copy to (which shall not constitute notice): Legal Counsel

Notices to Osiris:

Osiris Therapeutics, Inc.

7015 Albert Einstein Avenue

Columbia, Maryland 21046

Attn: Chief Executive Officer

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With copy to (which shall not constitute notice): Chief Legal Counsel

and

With copy to (which shall not constitute notice):

McKenna Long & Aldridge LLP

303 Peachtree Street, Suite 5300

Atlanta, Georgia 30308

Attn: Michael Cochran

15.4                        Public Announcements.  No Party hereto shall issue any press release or make any public announcement of any type whatsoever relating to the subject matter of this Agreement, including the terms, conditions, and status of the transactions contemplated herein, without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed by such other Party.  Notwithstanding the foregoing, either Party may make any public disclosure that it believes in good faith is required by applicable Law or the rules or regulations of any securities exchange on which such Party’s stock is listed, in which case the Party making such disclosure shall use its reasonable efforts to advise the other Party prior to making such disclosure.  All requests for written consent of Stryker under this Section 15.4 shall be directed to the Corporate Vice-President - Government Affairs, Public Affairs, Corporate Communication of Stryker, Inc.

15.5                        Unforeseen Occurrences.  In the event that either Party is unable to perform any of its obligations under this Agreement, or to enjoy any of its benefits because of any of the following events, but only to the extent such event is beyond the reasonable control of the Party affected by such event and such event occurs without the fault or negligence of such Party or any of its subcontractors or suppliers:  an act of God, disruption in transportation system, fire, flood, earthquake, storm, war, riot, revolt, act of a public enemy, embargo, explosion, civil commotion, loss or shortage of power or any law, rule, regulation, order or other action by any public authority (a “Force Majeure Event”), the Party who has been so affected shall immediately give written notice to the other Party and shall use commercially reasonable efforts to resume performance in accordance with this Agreement as promptly as possible.  Upon receipt of such notice, all obligations under the Agreement shall be immediately suspended for the duration of the Force Majeure Event.  If the period of nonperformance exceeds ninety (90) days from the receipt of notice of the Force Majeure Event, the Party whose ability to perform has not been so affected may by giving written notice terminate the Agreement without penalty or payment required by either party except as provided in Section 8.6.  Delays in delivery due to a Force Majeure Event shall automatically extend the delivery date for a period equal to the duration of such Force Majeure Event.  Any acceptance or warranty period affected by a Force Majeure Event shall likewise be extended for a period equal to the duration of such Force Majeure Event.  Notwithstanding anything to the contrary, Force Majeure Event shall not include (and a Party shall not be entitled to benefit from this Section 15.5 on account of):  (i)  any governmental action of an enforcement nature that arises from or relates to such Party’s failure to comply with any Law applicable to such Party’s performance hereunder (including, in the case of Osiris, Osiris’s performance of the Allograft Services) or (ii) any other event that arises from such Party’s negligence or willful misconduct, or that could have been avoided if such Party had not failed to take reasonable precautions to do so.  For the avoidance of doubt, materials shortages, strikes, slowdowns or other labor related delays are not Force Majeure Events.

15.6                        Governing Law.  THE LAWS OF THE STATE OF NEW YORK AND THE FEDERAL LAWS OF THE UNITED STATES OF AMERICA SHALL GOVERN ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, INTERPRETATION AND ENFORCEABILITY OF THIS AGREEMENT AND THE APPENDICES ATTACHED HERETO, AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK OR THE FEDERAL LAWS OF THE UNITED STATES OF AMERICA.

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15.7                        Dispute Resolution.

(a)                           Subject to Section 15.7(f), in the event of any dispute or disagreement between or among the parties following the Effective Date that directly or indirectly arises from or relates to this Agreement or the performance of any Party hereunder (a “Dispute”), such Dispute shall, upon the written request of either Party, first be referred to the JSC, which shall promptly meet in a good faith effort to resolve the Dispute.  If the JSC does not agree upon a decision within ten (10) calendar days after reference of the matter to the JSC, then the Dispute shall then be referred to a senior representative (for Osiris, the Chief Executive Officer or Chief Financial Officer; for Stryker, the President or any Vice President) with decision-making authority to meet and confer regarding the Dispute.  Such senior representatives shall promptly meet in a good faith effort to resolve the Dispute.  If the Representatives do not agree upon a decision within thirty (30) calendar days after reference of the matter to them, each Party shall be free to exercise the remedies available to it under Section 15.7(b) below.

(b)                           The Parties agree that any claims arising under this Agreement shall be exclusively venued in the state and federal courts located in New York County, New York.  Each Party hereby irrevocably submits to the exclusive jurisdiction of such courts for any such claims, and waives any objections to the laying of venue in such courts.  Each party further agrees that service or any process, summons, notice or document in the manner provided for in Section 15.3 shall be effective service of process for any action, suit or proceeding in any such court with respect to any matters to which it has submitted to jurisdiction in this Section.

(c)                            Notwithstanding any of the foregoing, each Party shall have the right, without waiving any right or remedy available to such Party under this Agreement or otherwise, to seek and obtain from any court of competent jurisdiction any interim or provisional relief that is necessary or desirable to protect the rights or property of such Party.

(d)                           During the pendency of any Dispute, each Party will continue to perform its obligations under this Agreement, unless and until such time as this Agreement expires or is terminated in accordance with its terms.

15.8                        Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.  Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

15.9                        Interpretation.  The headings and captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption or heading had been used herein or therein.  Each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form.  The use of the word “including” (or variations thereof) herein shall mean “including without limitation” and, unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” shall not be exclusive.  The Parties intend that each representation, warranty and covenant contained herein shall have independent significance.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

15.10                 Amendment and Waiver.  This Agreement may be amended, modified or altered only by an instrument in writing duly executed by both Parties.  No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.  No waiver of any of the provisions

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of this Agreement shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

15.11                 Entire Agreement.  This Agreement (together with the Quality Agreement) contains the entire agreement of the Parties with respect to the subject matter hereof and shall be deemed to supersede all prior agreements, whether written or oral.

15.12                 Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

15.13                 Delivery by Facsimile.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by other electronic transmission of a manual signature (by portable data format (PDF) or other method that enables the recipient to reproduce a copy of the manual signature) shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any Party, the other Party shall re-execute original forms thereof and deliver them to the requesting Party.

(signature page follows)

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IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

HOWMEDICA OSTEONICS CORP.		OSIRIS THERAPEUTICS, INC.

By:	/s/ Spencer S. Stiles	By:	/s/ Lode Debrabandere
Print Name: Spencer S. Stiles		Print Name: Lode Debrabandere
Title: President		Title: President & CEO

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